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                                                                     Exhibit 5.1

                                         June 10, 1994



United Air Lines, Inc.
1200 East Algonquin Road
Elk Grove Township, IL  60007


          Re:  United Air Lines, Inc. Series A Debentures
               due 2004 and United Air Lines, Inc. Series B
               Debentures due 2014
               --------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to United Air Lines, Inc., a Delaware corporation ("United"), in connection with the Registration Statement, as amended through the date hereof, on Form S-3 (the "United Form S-3") (Registration No. 33-53891) filed by United with the Securities and Exchange Commission (the "Commission") pursuant to which United proposes to offer up to $382,500,000 principal amount of its Series A Debentures due 2004 (the "Series A Debentures") and up to $382,500,000 principal amount of its Series B Debentures due 2014 (the "Series B Debentures" and, together with the Series A Debentures, the "Debentures") to be issued under the Indenture dated as of July 1, 1991 between United, as issuer, and The Bank of New York, as Trustee (the "Inden-ture"), and the United Officers' Certificate (the "Officers' Certificate"), to be delivered to the Trustee, that defines the terms of the Debentures. The Debentures may be issued in conjunction with the proposed recapitalization (the "Recapitalization") of UAL Corporation, a Delaware corporation ("UAL"), pursuant to terms and conditions of the Amended and Restated Agreement and Plan of Recapitalization, dated as of March 25, 1994, as amended pursuant to the First Amendment of the Agreement and Plan of Recapitalization, dated as of June 2, 1994 (as so
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United Air Lines, Inc.
June 10, 1994
Page 2

amended, the "Plan of Recapitalization") among, UAL, the Air Line Pilots Association, International and the International Association of Machinists and Aerospace Workers and the issuance of the Debentures is conditioned upon consummation of the Recapitalization.

          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "1933 Act").

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the United Form S-3, (ii) the Plan of Recapitalization, (iii) the Restated Certificate of Incorporation of United as certified by the Secretary of State of the State of Delaware (the "United Restated Certificate") and the Bylaws of United, (iv) the proposed amendment to the United Restated Certificate (the "Proposed Amendment to the United Restated Certificate"), (v) the Indenture and the Officers' Certificate, (vi) resolutions adopted to date by the Board of Directors of United relating to the Indenture, the Officers' Certificate and the Debentures, (vii) the form of the purchase agreement that may be entered into between United and one or more underwriters to be named therein in connection with the underwriting of the Debentures (the "Debentures Purchase Agreement"),
(viii) the forms of the respective Debentures and (ix) such other documents as we have deemed necessary or appropriate as the basis for this opinion.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. We have further assumed that United has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. As to any facts material to this opinion which we did not independently establish or verify, we have
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United Air Lines, Inc.
June 10, 1994
Page 3

relied upon statements or representations of officers and other representatives of United and others.


          Members of our firm are admitted to the Bar in the States of Delaware and New York and we express no opinion as to the laws of any other jurisdiction except the laws of the United States of America to the extent specifically referred to herein.

          This opinion is being furnished in connection with the United Form S-3 and assumes that the underwritten offering of the Debentures pursuant to the United Form S-3 will be consummated and that such securities will not be issued otherwise as contemplated by the Plan of Recapitalization.

          We express no opinion herein as to whether the Debentures or the Indenture, any of the transactions contemplated thereby or by the Recapitalization or the financing of the Recapitalization, or the use of proceeds from the sale of the Debentures may constitute a fraudulent conveyance or what effect a finding to that effect would have on the validity or enforceability of the Debentures or the Indenture.

          Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

          With respect to the Series A Debentures and the Series B Debentures, when (i) the United Form S-3, as finally amended (including all necessary post-effective amendments), has become effective, (ii) the Board of Directors of United, including any appropriate committee appointed thereby, and appropriate officers of United have taken all necessary corporate action to approve the Plan of Recapitalization and all the transactions contemplated thereby including the issuance and terms of the Debentures and related matters, (iii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iv) the Officers' Certificate has been duly authorized, executed and delivered by United to the
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United Air Lines, Inc.
June 10, 1994
Page 4

Trustee, (v) the shareholders of UAL have approved the Recapitalization and related matters and the other conditions of the Plan of Recapitalization are satisfied or waived, (vi) the terms of the Debentures and their issuance and sale have been duly established in conformity with the Plan of Recapitalization, the Indenture and the Officers' Certificate so as not to violate any applicable law, the United Restated Certificate, the Proposed Amendment to the United Restated Certificate or the Bylaws of United or result in a default under or breach of any agreement or instrument binding upon United and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over United and (vii) the Debentures have been duly executed and authenticated in accordance with the provisions of the Indenture and the Officers' Certificate and duly delivered against payment therefor in the manner provided in the Indenture, the Officers' Certificate, the Form S-4, the Plan of Recapitalization and the Debentures Purchase Agreement, the Debentures will be, valid and binding obligations of United enforceable against United in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          We hereby consent to the use of this opinion as an exhibit to United Form S-3 and to the reference to our firm under the heading "Legal Opinions" in United Form
S-3. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                              Very truly yours,



                              Skadden, Arps, Slate
                                Meagher & Flom